Exhibit 99.1

Company contact:

Ronald H. Spair
Chief Financial Officer
610-882-1820
Investorinfo@orasure.com
www.orasure.com

OraSure Technologies Announces Director Retirement

BETHLEHEM, PA – February 24, 2017 – OraSure Technologies, Inc. (NASDAQ: OSUR), a leader in point of care diagnostic tests and specimen collection devices, today announced that Roger L. Pringle will be retiring as a member of the Company’s Board of Directors, effective May 16, 2017. Mr. Pringle is the Company’s longest tenured Director, having served on the Board since September 2000. Prior to that, Mr. Pringle served as Chairman of the Board and Director of one of the Company’s predecessors, Epitope, Inc. Mr. Pringle has also served as a member of both the Compensation and Audit Committees and previously as Chairman of the Compensation Committee.

“On behalf of the Company and my fellow Directors, I would like to express my deepest appreciation to Roger for his dedicated service to the Company and the Board of Directors,” said Dr. Stephen Tang, Chairman of OraSure’s Board of Directors. “During Roger’s tenure, there have been many significant changes at OraSure and the Company has grown substantially. His steadfast commitment and leadership have contributed to our success over these many years. Roger will be greatly missed and we wish him and his family nothing but good health and success for the future.”

About OraSure Technologies

OraSure Technologies is a leader in the development, manufacture and distribution of point of care diagnostic and collection devices and other technologies designed to detect or diagnose critical medical conditions. Its first-to-market, innovative products include rapid tests for the detection of antibodies to HIV and HCV on the OraQuick® platform, oral fluid sample collection, stabilization and preparation products for molecular diagnostic applications, and oral fluid laboratory tests for detecting various drugs of abuse. OraSure’s portfolio of products is sold globally to various clinical laboratories, hospitals, clinics, community-based organizations and other public health organizations, research and academic institutions, distributors, government agencies, physicians’ offices, commercial and industrial entities and consumers. The Company’s products enable healthcare providers to deliver critical information to patients, empowering them to make decisions to improve and protect their health.

For more information on OraSure Technologies, please visit www.orasure.com.

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